Exhibit 99.2

Exciting News…

I am very excited to announce that we have entered into a merger of equals agreement with Union Center National Bank, a top performing community bank in New Jersey.

Together, we will become a powerful $3.0 Billion business, even better positioned to give you, our valued clients, access to the financial resources you need to be successfully while continuing to provide the highest level of service.

This merger is an important and strategic milestone for us and will significantly strengthen our scale and footprint. We will create a stronger organization with the capital, infrastructure and leadership to support you as you grow. Like ConnectOne, Union Center understands the meaning of community banking and has demonstrated a solid commitment to meeting their clients needs. As always, we have kept you, our customer, at the top of mind during this process and are thrilled to be partnering with a bank that values relationship banking and delivering the best in class service.

I am extremely proud that the combined institution will retain the ConnectOne Bank name, branding and outstanding reputation we have worked so hard to build. We will leverage the talents and strengths of both organizations. I am honored to lead, and to continue to lead after the merger, this amazing team as Chairman and CEO of an expanded and even more dynamic ConnectOne Bank, along with Bill Burns, who will continue as Chief Financial Officer, and Elizabeth Magennis who will continue as Chief Lending Officer. Union Center’s current CEO, Anthony Weagley, will be joining our team as Chief Operating Officer.

When we opened our doors nine years ago, we set out to be “a better place to be” – and we believe this merger will expand our capabilities allowing us to serve you better.

We are working toward a close in the third quarter, once we obtain the necessary approvals. We will continue to keep you updated on new developments and timing.

I encourage you to connect with me anytime by phone, 201-816-8900 or by email fsorrentino@cnob.com with any questions you may have.

Best Regards,

Frank Sorrentino III

Chairman/CEO